Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:

Contact: Kathryn Leary, FHLBank Pittsburgh, 412-288-5496, kathryn.leary@fhlb-pgh.com

Dr. Howard B. Slaughter Jr. Elected to FHLBank Pittsburgh Board as a Public Interest Independent Director

PITTSBURGH, Dec. 16, 2019 – Dr. Howard B. Slaughter Jr., President and Chief Executive Officer of Habitat for Humanity of Greater Pittsburgh (Habitat Pittsburgh) has been elected by the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) to a public interest independent director position effective Jan. 1, 2020, in accordance with the rules of the Federal Housing Finance Agency. Dr. Slaughter will fill the unexpired term of former director Cheryl Johnson, which ends Dec. 31, 2020.

As President and Chief Executive Officer, Dr. Slaughter leads the efforts of Habitat Pittsburgh in providing decent affordable housing to local families with limited incomes. Prior to joining Habitat Pittsburgh, he was President and Chief Executive Officer of Christian Management Enterprises, LLC, a business management and real estate consulting firm; President and Chief Executive Officer of Landmarks Community Capital Corporation; Regional Director of Fannie Mae’s Pittsburgh Business Center; Vice President of Community Development at Dollar Bank; and Assistant Vice President of Community Development at Equibank.

Dr. Slaughter serves on the boards of the Pennsylvania Economic Development Financing Authority, the Housing Alliance of Pennsylvania, the Howard Hanna Free Care Fund Foundation and the Mount Ararat Community Activity Center. He is also a member of the Operational Committee of the Pennsylvania Community Development Bank. He previously served on the boards of the Pennsylvania Housing Finance Agency, Pittsburgh Foundation and Urban League of Greater Pittsburgh, as well as on the Consumer Advisory Board of the Consumer Financial Protection Bureau and FHLBank Pittsburgh’s Affordable Housing Advisory Council. Dr. Slaughter is a veteran of the U.S. Navy and was selected to work in the Department of Defense and in the Defense Intelligence Agency at the Pentagon. He also served in the 479th Field Artillery Brigade in the U.S. Army Reserves.

Dr. Slaughter earned his doctorate degree in information systems and communications from Robert Morris University, a master’s degree in public management from Carnegie Mellon University’s H. John Heinz Ill School of Public Management, an MBA degree from Point Park University, a Bachelor of Arts degree from Carlow University and an Associate in Science degree in Financial Services from the Community College of Allegheny County.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is part of the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles. To learn more, visit www.fhlb-pgh.com.

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